                                                           EXHIBIT NO. EX-99.n.1

                                     FORM OF

                        DIMENSIONAL INVESTMENT GROUP INC.

                   Multiple Class Plan Pursuant to Rule 18f-3

                                 I. INTRODUCTION

This  Multiple  Class Plan (the  "Plan")  has been  adopted by a majority of the
Board of  Directors  of  Dimensional  Investment  Group  Inc.  (the  "Company"),
including a majority of the Directors who are not "interested  persons" (as that term is defined in the  Investment  Company Act of 1940,  as amended  (the "1940
Act")) of the Company (together, the "Independent Directors"),  pursuant to Rule
18f-3 under the 1940 Act,  with respect to each series of the Company  listed on
Schedule A attached hereto (each a "Fund," and together, the "Funds").

The Plan  designates two classes of shares of each Fund and, in accordance  with
Rule 18f-3 under the 1940 Act,  sets forth the  differences  between the classes
with  respect  to  distribution  arrangements,   shareholder  services,  expense
allocations and any related conversion features or exchange privileges.

The  Company's  Board of  Directors,  including  a majority  of the  Independent
Directors,  has determined that the Plan,  including the allocation of expenses, is in the best interests of the Company as a whole,  each Fund and each class of shares offered by a Fund.

                            II. ELEMENTS OF THE PLAN

Class Designation:  Each Fund's shares shall be divided into Institutional Class
Shares and Class R Shares.  Subject to approval by the Board of  Directors,  the
Company may change the names designating the Funds' classes of shares.

Differences in  Availability:  Institutional  Class Shares shall be available to eligible investors,  as disclosed in the Funds'  prospectuses,  and will be sold subject to the supervision of DFA Securities Inc. ("DFAS"). Class R Shares shall be  available to those  investors  who desire an expanded  array of  shareholder services,  as disclosed in the Funds' prospectuses,  and will be sold subject to the supervision of DFAS.

Differences in Distribution Arrangements:  None.

Differences in Shareholder  Services:  Other than shareholder services that will be  provided  pursuant  to a  Shareholder  Services  Agreement  approved  by the
Company's  Board of Directors for the Class R Shares of each Fund,  the services offered to shareholders of all classes of the Funds shall be the same.

Expense  Allocation:  All expenses of each Fund shall be allocated  between each class of shares in  accordance  with Rule 18f-3 under the 1940 Act,  except that the fees and expenses incurred by a Fund under a Shareholder  Services Agreement for its  Class R  Shares  shall  be  allocated  to the  Class R  Shares  and the following  types of expenses  specific to each class shall be  allocated to such class:

     o    transfer agency and other recordkeeping costs;

     o    Securities  and  Exchange  Commission  and  blue sky  registration  or qualification fees;

     o    printing and postage  expenses  related to printing  and  distributing materials,  such as shareholder  reports,  prospectuses and proxies to
          current   shareholders   of  a  particular   class  or  to  regulatory
          authorities with respect to such class;

     o    audit or accounting fees or expenses relating solely to such class;

     o    the expenses of  administrative  personnel and services as required to support the shareholders of such class;

     o    litigation or other legal expenses relating solely to such class;

     o    Directors'  fees and expenses  incurred as a result of issues relating solely to such class; and

     o    other expenses  subsequently  identified and determined to be properly allocated to such class.

Conversion Features: Institutional Class Shares and Class R Shares shall have no conversion features.

Exchange   Privileges:   Institutional  Class  Shares  of  each  Fund  shall  be
exchangeable only for Institutional  Class Shares of other Funds. Class R Shares of each Fund shall be exchangeable  only for Class R Shares of other Funds. Each exchange  shall be made based upon the  relative net asset values of the classes as set forth in the prospectuses of the Funds.

Voting and Other Rights:  All class shares shall each have: (a) exclusive voting rights on any  matter  submitted  to  shareholders  that  relates  solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the  interests  of one class  differ  from the  interests  of the other class;  and (c) in all other  respects,  the same rights and  obligations as the other class.

Additional Information: The Plan is qualified by and subject to the terms of the then current prospectuses for the applicable classes;  provided,  however,  that none of the terms set forth in any such prospectuses  shall be inconsistent with the terms of the classes  contained in the Plan. The  prospectuses for the Funds contain  additional  information about the classes and the Funds' multiple class structure.

Adopted:  September 5, 2003

                                   Schedule A

                             Global 25/75 Portfolio
                             Global 60/40 Portfolio
                             Global Equity Portfolio